AGREEMENT TO TERMINATE WARRANTS

      This Agreement to Terminate Warrants (this "Termination") is entered into effective this 28th day of April, 2006 by and between AMRES Holding, LLC, a Nevada limited liability company ("Holder") and M-GAB Development Corporation, a Florida corporation ("Company").

                                    RECITALS

      WHEREAS, Holder and Company are parties to that certain Warrant dated March 8, 2004 (the "Warrant") wherein Holder is entitled to purchase up to 166,667 shares of common stock of the Company at an exercise price of $0.15 per share (the "Exercise Price");

      WHEREAS, Holder is the holder of 166,667 shares of common stock of the Company (the "Shares");

      WHEREAS, control of the Company has changed, the Holder no longer desires to be a shareholder in the Company, and in exchange for the sum of $35,000, has agreed to sell the Shares to a third party as set forth in that certain Share Purchase Agreement dated March 15, 2006;

      WHEREAS, Holder and Company mutually desire to terminate the Warrant effective as of the date hereof.

      NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

      1. The Warrant is hereby terminated in its entirety, effective as of the date hereof.

      IN WITNESS WHEREOF, the parties hereto, agreeing to be bound hereby, execute this Amendment upon the date first set forth above.

"Holder"                                     "Company"

AMRES Holding, LLC                           M-GAB Development Corporation



/s/ Vince Rinehart                           /s/ Carl M. Berg
----------------------------------           ----------------
By:      Vince Rinehart                      By:      Carl M. Berg
Its:     Managing Member                     Its:     President